EXHIBIT 99.1

News Release
TANGER REPORTS YEAR END RESULTS FOR 2014
Adjusted Funds From Operations Per Share Increases 4.8% YTD
New Center Openings and Robust Development Pipeline Continues
Asset Recycling Activity Resumes
Greensboro, NC, February 10, 2015, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported adjusted funds from operations ("AFFO") available to common shareholders increased 4.8% to $1.97 per share, or $194.9 million for the year ended December 31, 2014. AFFO for the three months ended December 31, 2014, was $0.53 per share, or $52.9 million. A reconciliation of funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, to AFFO is shown in the table below.

"2014 was a terrific year for Tanger. We reported 4.8% growth in AFFO per share for the year, sold a non-core property in December, put a plan in place to divest of four additional non-core properties and one joint venture interest, and delivered new developments and expansion projects that resulted in a 7.3% increase in our total footprint," commented Steven B. Tanger, President & Chief Executive Officer. "Tenant demand for space in Tanger Outlet Centers remains strong, as evidenced by our 23.0% average leasing spreads on lease renewals and released space during 2014, and year end occupancy of 98.0%," he added.

In thousands, except per share amounts:	Three months ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
FFO as reported	$39,382	$52,271	$179,974	$192,026
As adjusted for:
Acquisition costs	—	240	7	1,203
Demolition costs	—	—	—	140
Abandoned pre-development costs	769	—	2,365	—
Casualty gain	(157)	—	(486)	—
Make-whole premium on early redemption of senior notes	13,140	—	13,140	—
AFFO adjustments from unconsolidated joint ventures (1)	—	—	237	(7,422)
Impact of above adjustments to the allocation of earnings to participating securities	(271)	(3)	(302)	67
Adjusted FFO ("AFFO")	$52,863	$52,508	$194,935	$186,014
Diluted weighted average common shares	99,023	99,499	98,954	99,129
FFO per share	$0.40	$0.53	$1.82	$1.94
AFFO per share	$0.53	$0.53	$1.97	$1.88

(1)
Includes abandoned pre-development costs, and for the year ended December 31, 2013, includes acquisition costs as well as our share of litigation settlement proceeds totaling $3.4 million and gain on early extinguishment of debt totaling $4.6 million related to the reorganization of the Deer Park joint venture prior to the company's acquisition of a controlling interest.

Net income available to common shareholders for the three months ended December 31, 2014 was $17.1 million, or $0.18 per share, as compared to $21.7 million, or $0.23 per share, for the three months ended December 31, 2013. For the year ended December 31, 2014, net income available to common shareholders was $72.1 million, or $0.77 per share, as compared to $106.4 million, or $1.13 per share for the year ended December 31, 2013. In addition to the charges described in the footnotes above, net income available to common shareholders for the three months and twelve months ended December 31, 2014 was impacted by a $7.5 million gain on the sale of the company's outlet center in Lincoln City, Oregon. Net income available to common shareholders for the twelve months ended December 31, 2013 was impacted by a $26.0 million gain on fair value measurement related to the company's acquisition of an additional one-third interest in the Deer Park property on August 30, 2013.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights for 2014

•	Same center net operating income increased 2.7% during the quarter, and 2.6% for the year, marking the 40th consecutive quarter of same center net operating income growth

•	Blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 23.0%

•	Period-end consolidated portfolio occupancy rate of 98.0% at December 31, 2014, marking the 34th consecutive year with occupancy of 95% or greater at year end

•	Average tenant sales for the consolidated portfolio increased approximately 2% to $393 per square foot for the year ended December 31, 2014

•	Total market capitalization increased 14% to $5.2 billion as of December 31, 2014, compared to $4.5 billion as of December 31, 2013

•	Debt-to-total market capitalization ratio of 28% as of December 31, 2014

•	Interest coverage ratio of 4.09 times

•	Raised quarterly common share cash dividend by 6.7% in April 2014, marking the 21st consecutive year of increased cash dividends

•	Announced joint venture agreement to develop Tanger Outlets Savannah in January 2014

•	Opened a new outlet center in Charlotte, NC in July 2014

•	Commenced construction of Tanger Outlets Grand Rapids in August 2014

•	Opened Tanger Outlets Ottawa in October 2014

•	Opened a major expansion and renovation of Tanger Outlets Cookstown in November 2014

•	Completed several smaller expansions at other Tanger Outlet Centers during 2014

•	Continued construction of Tanger Outlets Foxwoods throughout 2014

•	Commenced construction of Tanger Outlets Southaven (Memphis) in January 2015

•	Completed the sale of an outlet center in Lincoln City, Oregon in December 2014

•	Completed a recast of $250 million unsecured term loan in July 2014, reducing overall borrowing costs

•	Completed a 10-year, 3.75% coupon, $250 million Senior Notes offering in November 2014

•	Completed the early redemption of 6.15%, $250 million Senior Notes in December 2014, originally scheduled to mature in November 2015
Core Portfolio Drives Operating Results
During 2014, Tanger executed 409 leases totaling 1,711,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,241,000 square feet, which generated a 17.1% increase in average base rental rate. Leases renewed represent 77.0% of the space originally scheduled to expire in 2014, slightly lower than the company's typical renewal rate, as Tanger intentionally opted to not renew certain leases in order to have space available for higher volume tenants. Base rental rate increases on space re-tenanted during 2014 averaged 36.1% and accounted for the remaining 470,000 square feet.

Negatively impacted by a decrease in average occupancy rates of approximately 1%, consolidated portfolio same center net operating income increased 2.7% for the fourth quarter and 2.6% for the year ended December 31, 2014. The company's long-term, ongoing strategy is to provide the consumer with the best overall shopping experience. As Tanger upgrades its tenant mix to position its centers for long-term growth, overall occupancy and same center net operating income growth may decrease slightly in the short term. However tenant demand for space continues to be very strong. For the year ended December 31, 2014, consolidated portfolio average tenant sales increased approximately 2% to $393 per square foot.

Investment Activities Provide Potential Future Growth
Development activity completed in 2014 expanded the company's total footprint by approximately 7.3% over its footprint at December 31, 2013. Tanger opened 2 new developments and 6 expansions during 2014, and currently has 4 additional new development projects under construction with plans to open during 2015.
In July 2014, the company and its 50/50 joint venture partner opened a new outlet center eight miles southwest of uptown Charlotte, North Carolina. In October 2014, Tanger and its 50/50 co-owner opened Tanger Outlets Ottawa. Located in Ottawa, Ontario, this property is the first ground-up development of a Tanger Outlet Center in Canada.
Also located in Ontario, on the northern end of the Greater Toronto Area, Tanger Outlets Cookstown underwent a major expansion and renovation project that nearly doubled its size, while creating an updated exterior for the existing space consistent with that of the expansion. Tanger and its 50/50 co-owner opened the newly expanded property in November 2014.
During 2014, the company also completed several smaller expansion projects totaling approximately 125,000 square feet, including properties located in Branson, Missouri; Charleston, South Carolina; Park City, Utah; Sevierville, Tennessee and Glendale, Arizona.
During the fourth quarter of 2014, Tanger decided to abandon a pre-development stage project in Cheshire, Connecticut. As a result of no longer pursuing this project, the company recorded a $769,000 charge during the quarter, representing the cumulative related costs.
In January 2015, the Company and its 50/50 joint venture partner commenced construction on the newest Tanger Outlet center located 4.5 miles south of Memphis in Southaven, Mississippi. Memphis attracts over 9 million visitors annually and more than 1.5 million people live within an hour of the development site. Tanger currently expects the center to be completed in time for a holiday 2015 opening. Construction of the other new developments the company intends to open in 2015 is ongoing. Current plans include an April 2015 grand opening at Tanger Outlets Savannah, a May 2015 grand opening at Tanger Outlets Foxwoods, at Foxwoods Resort Casino in Mashantucket, Connecticut and a third quarter 2015 grand opening at Tanger Outlets Grand Rapids, in Grand Rapids, Michigan. The company and its 50/50 joint venture partner currently expect to be able to commence construction of Tanger Outlets Columbus, a pre-development stage project in Columbus, Ohio, in time to complete construction and open the center in the first half of 2016.
Asset Recycling Activity Strengthens Portfolio & Generates Capital
In keeping with the company's ongoing practice of actively managing its assets, the company entered into an agreement in the fourth quarter of 2014 with a private buyer for the sale of up to five Tanger Outlet Centers. On December 13, 2014, the buyer acquired the company's outlet center in Lincoln City, Oregon for $39.5 million, and as a result, Tanger recognized a gain of $7.5 million on the transaction in the fourth quarter. The buyer is currently conducting due diligence on three additional properties. The average sales productivity for the property sold in 2014 and the three properties which may be sold to this buyer during 2015 was approximately $249 per square foot, 37% below the average sales within Tanger's consolidated portfolio. Should the buyer choose to acquire these properties during the first quarter of 2015, the agreement provides the option to acquire the fifth and final property in the first quarter of 2016. All four of the remaining potential disposition properties are classified as rental properties held for sale as of December 31, 2014.
In addition, Tanger initiated the buy-sell provision for the partnership that owns an outlet center in Wisconsin Dells, Wisconsin. The company's joint venture partner has decided to acquire Tanger's 50% equity interest in the venture. The company currently expects to close on the transaction during the first quarter of 2015.

Balance Sheet Summary
In July 2014, the company amended its $250 million unsecured term loan due February 2019. The amendment reduced the interest rate to LIBOR plus 105 basis points, from LIBOR plus 160 basis points, and eliminated the prepayment penalty.
On November 21, 2014, Tanger completed a $250 million Senior Notes offering. The Notes mature December 1, 2024, bear interest at 3.75% and were priced at 99.429% of the principal amount to yield 3.819%. The net proceeds were used to redeem the company's $250 million, 6.15% Senior Notes due November 2015. The company recorded a charge of approximately $13.1 million for the make-whole premium related to the early redemption, which was completed December 15, 2014. In addition, during the interim 24 day period, Tanger incurred incremental interest expense of approximately $625,000 related to the 3.75% Notes in addition to interest expense on the 6.15% Notes.
As of December 31, 2014, Tanger had a total market capitalization of approximately $5.2 billion including $1.4 billion of debt outstanding, equating to a 28% debt-to-total market capitalization ratio. The company had $111.0 million outstanding on its $520.0 million in available unsecured lines of credit. For the year ended December 31, 2014, Tanger maintained an interest coverage ratio of 4.09 times.

Tanger Expects Solid FFO Per Share Growth In 2015
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders and funds from operations for 2015 will be as follows:

For the year ended December 31, 2015:
	Low Range	High Range
Estimated diluted net income per share	$1.47	$1.53
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
and gain on sale of real estate	0.60	0.60
Estimated diluted FFO per share	$2.07	$2.13

The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 3.0% to 3.5%, and average general and administrative expense of approximately $11.5 million to $12.0 million per quarter.  The company's estimates include an approximate $0.02 per share dilution associated with the strengthening dollar as it relates to its Canadian investments and also include an approximate $0.10 per share dilution from the 2014 sale of the center in Lincoln City, Oregon as well as the expected closing on the sale of the company's 50% interest in its Wisconsin Dells joint venture and the expected closing on the sale of three additional properties. Both transactions are expected to close on or before March 31, 2015. The company's estimates do not include the impact of any potential refinancing transactions, the sale of any out parcels of land, any property acquisitions, or the sale of any additional properties.

Year End Conference Call

Tanger will host a conference call to discuss its fourth quarter results for analysts, investors and other interested parties on Wednesday, February 11, 2015, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699252 to be connected to the Tanger Factory Outlet Centers Fourth Quarter 2014 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from February 11, 2015 at 1:00 p.m. through 11:59 p.m., February 27, 2015 by dialing 1-855-859-2056, conference ID # 34699252. An online archive of the broadcast will also be available through February 27, 2015.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 45 upscale outlet shopping centers in 25 states coast to coast and in Canada, totaling approximately 14.0 million square feet leased to over 2,900 stores operated by more than 450 different brand name companies. More than 185 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2014. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income and FFO per share, same center net operating income, general and administrative expenses, the dilutive impact from expected foreign currency exchange rates, and the dilutive impact from recent sales and expected sales of certain properties and our equity interest in the Wisconsin Dells joint venture; plans for new developments, expansions, and dispositions; the expected timing of the commencement of construction and the openings of the current and new developments; whether or not potential dispositions close, the timing of such closings, and the proceeds to the company; tenant demand for space; the renewal and re-tenanting of space; tenant sales and sales trends; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and December 31, 2014 when available.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUES
Base rentals (a)	$69,732	$68,811	$274,480	$253,402
Percentage rentals	3,675	4,295	10,307	11,251
Expense reimbursements	32,075	31,110	122,532	109,654
Management, leasing and other services	1,043	1,244	3,591	3,080
Other income	1,849	1,865	7,648	7,432
Total revenues	108,374	107,325	418,558	384,819
EXPENSES
Property operating	34,968	34,227	137,422	121,046
General and administrative	11,652	9,879	44,469	39,119
Acquisition costs (b)	—	240	7	1,203
Abandoned pre-development costs (c)	769	—	2,365	—
Depreciation and amortization	25,398	27,063	102,432	95,746
Total expenses	72,787	71,409	286,695	257,114
Operating income	35,587	35,916	131,863	127,705

OTHER INCOME/(EXPENSE)
Interest expense	(14,527)	(13,790)	(57,931)	(51,616)
Loss on early extinguishment of debt	(13,140)	—	(13,140)	—
Gain on sale of real estate	7,513	—	7,513	—
Gain on previously held interest in acquired joint venture (d)	—	—	—	26,002
Interest and other income	234	77	794	190
Income before equity in earnings of unconsolidated joint ventures	15,667	22,203	69,099	102,281
Equity in earnings of unconsolidated joint ventures	2,853	933	9,053	11,040
Net income	18,520	23,136	78,152	113,321
Noncontrolling interests in Operating Partnership	(954)	(1,208)	(4,037)	(5,643)
Noncontrolling interests in other consolidated partnerships	(24)	8	(104)	(121)
Net income attributable to Tanger Factory Outlet Centers, Inc.	17,542	21,936	74,011	107,557
Allocation of earnings to participating securities	(481)	(230)	(1,872)	(1,126)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$17,061	$21,706	$72,139	$106,431

Basic earnings per common share:
Net income	$0.18	$0.23	$0.77	$1.14

Diluted earnings per common share:
Net income	$0.18	$0.23	$0.77	$1.13

a.	Includes straight-line rent and market rent adjustments of $202 and $823 for the three months ended and $3,319 and $4,842 for the years ended December 31, 2014 and 2013, respectively.

b.	Represents potential acquisition related expenses incurred during the periods presented.

c.	Represents costs related to pre-development projects no longer considered probable.

d.	Represents gain on fair value measurement of our previously held interest in the Deer Park joint venture recognized upon the Company's acquisition of a controlling interest on August 30, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Rental property
Land	$217,994	$230,415
Buildings, improvements and fixtures	1,947,083	2,009,971
Construction in progress	98,526	9,433
	2,263,603	2,249,819
Accumulated depreciation	(662,236)	(654,631)
Total rental property, net	1,601,367	1,595,188
Cash and cash equivalents	16,875	15,241
Rental property held for sale	46,005	—
Investments in unconsolidated joint ventures	208,050	140,214
Deferred lease costs and other intangibles, net	140,883	163,581
Deferred debt origination costs, net	12,126	10,818
Prepaids and other assets	72,354	81,414
Total assets	$2,097,660	$2,006,456

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $6,426 and $5,752, respectively)	$793,574	$794,248
Unsecured term loans (net of discount of $241 and $396, respectively)	267,259	267,104
Mortgages payable (including premiums of $3,031 and $3,799, respectively)	271,361	250,497
Unsecured lines of credit	111,000	16,200
Total debt	1,443,194	1,328,049
Accounts payable and accrued expenses	69,558	59,462
Deferred financing obligation	28,388	28,388
Other liabilities	32,634	32,962
Total liabilities	1,573,774	1,448,861
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 authorized, 95,509,781 and 94,505,685 shares issued and outstanding at December 31, 2014 and 2013, respectively	955	945
Paid in capital	791,566	788,984
Accumulated distributions in excess of net income	(281,679)	(265,242)
Accumulated other comprehensive loss	(14,023)	(2,428)
Equity attributable to Tanger Factory Outlet Centers, Inc.	496,819	522,259
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	26,417	28,432
Noncontrolling interests in other consolidated partnerships	650	6,904
Total equity	523,886	557,595
Total liabilities and equity	$2,097,660	$2,006,456

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
FUNDS FROM OPERATIONS (a)
Net income	$18,520	$23,136	$78,152	$113,321
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	25,052	26,717	100,961	94,515
Depreciation and amortization of real estate assets - unconsolidated joint ventures	4,164	2,954	12,212	12,419
Gain on sale of real estate	(7,513)	—	(7,513)	—
Gain on previously held interest in acquired joint venture	—	—	—	(26,002)
Funds from operations (FFO)	40,223	52,807	183,812	194,253
FFO attributable to noncontrolling interests in other consolidated partnerships	(46)	(12)	(185)	(202)
Allocation of earnings to participating securities	(795)	(524)	(3,653)	(2,025)
Funds from operations available to common shareholders	$39,382	$52,271	$179,974	$192,026
Funds from operations available to common shareholders per share - diluted	$0.40	$0.53	$1.82	$1.94

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,851	93,408	93,769	93,311
Effect of notional units (b)	—	871	—	849
Effect of outstanding options and restricted common shares	71	75	70	87
Diluted weighted average common shares (for earnings per share computations)	93,922	94,354	93,839	94,247
Exchangeable operating partnership units (c)	5,101	5,145	5,115	4,882
Diluted weighted average common shares (for funds from operations per share computations)	99,023	99,499	98,954	99,129

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,346	11,537	11,346	11,537
Partially owned - unconsolidated	2,606	1,719	2,606	1,719

Outlet centers in operation at end of period -
Consolidated	36	37	36	37
Partially owned - unconsolidated	9	7	9	7

States operated in at end of period (d)	23	24	23	24
Occupancy at end of period (d)	98.0%	98.9%	98.0%	98.9%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vested on December 31, 2014. The restricted common shares were considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.